Exhibit 4.1

Xinyi Transport Investment Co., Ltd. and

Beijing REIT Technology Development Co., Ltd.

Establish

REIT New Material Xinyi Co., Ltd.

(Contract number: xyrt-2014-10-001)

November 2014

Party A: Xinyi City Transportation Investment Co., Ltd.

Business license registration number: 320300000232978

Registration address: Fifth Floor, Transportation Building, Zhongwu South Road, Xinyi City

Legal representative: Yonghao Huang

Party B: Beijing REIT Technology Development Co., Ltd.

Business license registration number: 110105000401394

Registration address: No. 208, No. 208, No. 208, Xingxing Industrial Zone, Chaoyang District, Beijing, Beijing

Building 6th Floor Room 1611

Legal representative: Hengfang Li

According to the relevant national laws, regulations, and Ruitu Holdings (China) Co., Ltd. (China) Co., Ltd. (Party B's parent company) and Xinyi Lingang Industrial Park project cooperation framework agreement, under the principle of honesty and trustworthiness, mutual benefit, both parties to B REIT New Material Xinyi Co., Ltd. (specifically the industry and commerce departments' name, hereinafter referred to as "target company"), establish a contract.

Article 1 The scope and period of the company's business

1. The business scope of the target company is: the research and development, production and sales of environmental protection building materials required by various construction, municipal engineering, water conservancy projects, and road engineering, the development and consultation of new building materials technology, engineering construction, the construction of circular economy industrial parks and the construction of circular economy industrial parks and the construction of circular economic industrial parks Management management, new building materials e -commerce business, environmental protection equipment development and manufacturing, new materials development and production.

2. The business period of the target company is: Long -term

Article 2 Company residence

The statutory residence of the target company should be Linang Industrial Park, Xinyi City, Jiangsu Province.

Article 3: The organizational form of the company's organizational form is:

limited liability company.

Article 4 The basic situation of the project

The project is divided into two phases. The first phase is mainly concentrated in the production of ecology, environmental protection building materials, and high -purity quartz sand: the total investment of the project is about 1.1 billion yuan, producing 1 million cubic meters of new building materials, 800,000 square meters of high -quality imitation marble ground Materials, 1.2 million cubic -cubic -cubic -cubic commercial concrete and asphalt concrete, 1 million tons of nano -active micro powder, 1 million tons of high -purity quartz sand, and the manufacturing and R & D base of environmental protection equipment, the project covers an area of about 500 acres. The second phase of expansion of new building materials e -commerce and logistics parks and other businesses.

Article 5 Capital contribution and method of capital contribution

1. Both parties A agreed that they jointly invested RMB 10 million to register for the establishment of a target company; Party A shall subscribe to RMB 30 million in contributions and hold 30%of the target company; Party B shall subscribe to RMB 70 million in the target company.

2. Party A uses its legal holding of 310 acres of land use rights for RMB 30 million for accounting for 30%of the shares.

3. Party B invested RMB 70 million in its legitimate equipment and cash investment, accounting for 70%of the shares.

4. Party A shall complete the capital contribution within 3 months from the date of the registration of the target company, and will change the right to use the land use right to the target company; Party B shall complete the funding within 3 months from the date of registration of the target company. The currency capital contribution shall be deposited in the basic account of the target company. The relevant rights of equipment and technology contribution are changed to the target company name.

6. Both parties A and B should ensure that the equipment, technology, and land have complete property rights, and there is no form of mortgage and pledge in any form. The adverse consequences of this should be borne by their own.

7. Both parties to the contract must go to the company's registration authority to apply for registration or filing in a timely manner.

Article 6 Company registration

1. Both parties A and B agreed to designate Party B as the applicant to apply for the company's name for the company's name and registration of the company's registered authority, and the company's establishment registration. Party A must cooperate.

2. Both parties A and B shall ensure the authenticity, legality, and effectiveness of the documents and documents submitted to the company's registration authority.

3. If any party fails to pay the funding in accordance with the agreement agreed on this contract, in addition to replenishing the capital contribution to the target company, it shall also be liable for compensation for the losses caused by the non -timely capital contribution.

4. After the target company is successfully established, both parties A agreed to include the costs recognized by both parties incurred by the target company in the opening fee of the target company, and the target company after the establishment was borne.

5. When the application for the establishment of a company can no longer reflect the original wishes of the contract, the two parties can stop applying for the establishment of a company.

Article 7 Profit sharing and losses sharing

1. The cooperation between the two parties entrust Party B to be fully responsible for the construction and operation of the project, and Party A does not participate in the specific management and operation of the enterprise.

2. The target company will be the target company's construction period within eighteen months from the date of establishment. During this period, both parties and B will not participate in the profit distribution of the target company.

3. After the construction period expires, Party A shares profits (that is, 10%of Party A's capital capital amount) every year. If the target company's annual normal income cannot guarantee Party A's 10%income, Party B will make up the difference between Party A's income.

Article 8 Company organizational structure

1. The target company fully operates and manage in accordance with the system of modern enterprise. The board of directors consists of five directors, including 2 of them, Party B recommends 3, the company's chairman is held by Party B, and the vice chairman is recommended by Party A.

2. The Board of the target company consists of three supervisors, Party A recommends 1 person, and Party B recommends 2 people. The chairman of the company is recommended by Party A.

3. The specific functions of the board of directors and the board of supervisors shall be stipulated by the company's articles of association.

4. 1 general manager of the company, recommended by Party B, and the setting of other management agencies according to the modern enterprise management system and corporate articles of association.

Article 9 Special agreement

1. The land use right invested by Party A is used for the production and operation of the target company and the financing mortgage used for the production and operation of the target company. Both parties and such as the use of the land and the transfer of the land need to agree.

2. After two years of normal operation of the target company, Party A has the right to request Party B to acquire the equity of the target company they hold. Party B shall agree to the acquisition. After the acquisition was completed, Party A withdrew from the target company.

3. Party A provides two loading and unloading berths for the target company in the area where the Xinyi Port project is in, and gives ten years of reduction and exemption for ten years and the market rental price according to the market rental price.

Article 10 All parties and obligations and obligations

1. Party A agrees to coordinate the municipal government to list the project as a key project, and to assist the target company to complete the project's project, ensure that the project's hydropower system access the red line of the park, and assist enterprises to complete the project's environmental assessment, construction planning permit, construction permit and other procedures Essence

2. Party A ensures that the land is legally transferred to the target company name, and assists the target company to go through the relevant mortgage loan procedures to assist the company to make financing for further development.

3. Party A is responsible for assisting the target company's raw materials required for the project required for the project, quartz sand (annual mining 1 million tons), ordinary sand and gravel (an annual mining 1 million cubic cubic cubic meter) mining license and related procedures.

4. Party A actively coordinated relevant departments to actively support the promotion and application of new environmental protection building materials in Xinyi. In principle, under the same conditions, government engineering priority uses target company products.

5. Party A strives for the target company to enjoy the relevant preferential policies and support policies of investment promotion of Xinyi City and Jiangsu Province. If necessary, you can take a method of discussion to solve the problems encountered by the target company.

6. Party B ensures that the target company is registered in Xinyi City and pays relevant taxes and fees to the local area. The land use of the project shall not change the nature and use of the land without authorization. Land guarantee for other parties.

7. Party B is responsible for the technical advanced nature of the project and is responsible for introducing the advanced technology that it has to be introduced to the park, and cooperating with its technical partners to establish a new types of building materials and equipment in the park

8. The construction of the project and the construction of supporting facilities must meet the overall planning of the Xinyi Municipal Government and the Lingang Industrial Park, and meet the requirements of environmental protection, energy conservation, and fire protection.

9. Data, information and reports provided by all parties to both parties in accordance with this contract should be processed confidential. Without the consent of both parties and B, either party should not leak any content to this contract unrelated individual or organization, unless it is to sell products and other attached incidents.

Article 11 Liability for breach of contract

1. Those who do not pay the target company on time in accordance with the agreement of this contract shall be deemed to be a breach of contract; the breach of the contract shall pay the corresponding liquidated damages to the contractor in accordance with the capital, until it is corrected.

2. Due to the fault of one party, when the daily contract cannot be fulfilled or cannot be fully performed, the loss of the wrong party shall bear the loss caused by the behavior.

Article 12 Assignment

1. The settlement, effectiveness, interpretation, performance, and disputes of this contract are applicable to relevant laws of the People's Republic of China.

2. This contract has not been done, and it is implemented as a supplementary contract supervision after negotiation and determination. In the process of fulfilling the contract, if there is controversy, all parties should be friendly and negotiated. If you fail to solve it through friendly consultation, any lawsuit can be filed with the court of the local court where the target company is located.

3. An additional contract signed by both parties and B can be used as the appendix of the contract and has the same effect.

Article 13 Others

There are four parts of the contract, and both parties in A and B each hold two copies. The contract takes effect from the date of signing. Four copies have the same legal effect.

Party A (Seal): Xinyi City Transportation Investment Co., Ltd.

/stamp/ Xinyi City Transportation Investment Co., Ltd.

Legal Representative or Authorized Person (Signature): /s/ Yonghao Huang

November 17, 2014.

Party B (Seal): Beijing REIT Technology Development Co., Ltd.

/stamp/ Beijing REIT Technology Development Co., Ltd.

Legal Representative or Authorized Person (Signature): /s/ Hengfang Li

November 17, 2014.

Executed Location: Xinyi City

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